                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" and to the use of our report on the balance sheets of Portland Broadcasting, Inc. as of September 25, 1994 and September 24, 1995 and the related statements of operations, deficiency in assets, and cash flows for each of the three fiscal years in the period ended September 24, 1995, dated October 27, 1995, in the Registration Statement (Form S-1 File No. 333-18739) and related Prospectus of Pegasus Communications Corporation for the registration of its Series A Cumulative Exchangeable Preferred Stock and Warrants.



/s/  Ernst & Young LLP
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ERNST & YOUNG LLP



Pittsburgh, Pennsylvania
January 17, 1997